                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

                          FILED BY THE REGISTRANT [X]

                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

                           CHECK THE APPROPRIATE BOX:


                        [ ] PRELIMINARY PROXY STATEMENT
        [ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY
                                RULE 14A-6(e)(2))
                         [X] DEFINITIVE PROXY STATEMENT
                       [ ] DEFINITIVE ADDITIONAL MATERIALS
                 [ ] SOLICITING MATERIAL PURSUANT TO RULE 14A-12


                              READ-RITE CORPORATION
                ------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                ------------------------------------------------
    (NAME OF PERSON(s) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                              [X] NO FEE REQUIRED.

  [ ] FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(i)(1) AND 0-11.

       (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

                ------------------------------------------------

        (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

                ------------------------------------------------

      (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE
           FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

                ------------------------------------------------

              (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

                ------------------------------------------------
                               (5) TOTAL FEE PAID:

                ------------------------------------------------

               [ ] FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.

   [ ] CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT

    RULE 0-11(a)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS
     PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT
           NUMBER, OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

                           (1) AMOUNT PREVIOUSLY PAID:

                ------------------------------------------------
                (2) FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:

                ------------------------------------------------
                                (3) FILING PARTY:

                ------------------------------------------------
                                 (4) DATE FILED:

                ------------------------------------------------

                                [READ-RITE LOGO]

                              READ-RITE CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 20, 2001

TO THE STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Read-Rite Corporation, a Delaware corporation (the "Company"), will be held on Tuesday, February 20, 2001, at 10:00 a.m., local time, at the Company's facility at 44100 Osgood Road, Fremont, California, for the following purposes:

        1. To elect six directors to serve for the ensuing year or until their successors are duly elected and qualified.

        2. To amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock by 40,000,000 shares to an aggregate of 200,000,000 shares.

        3. To amend the Company's 1995 Stock Plan to increase the number of shares reserved for issuance thereunder by 3,000,000.

        4. To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the 2001 fiscal year.

        5. To transact such other business as may properly come before the meeting or any adjournment thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Only stockholders of record at the close of business on December 29, 2000 are entitled to notice of and to vote at the meeting.

        All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please sign, mark, date and return the enclosed proxy as promptly as possible in the prepaid postage envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                       THE BOARD OF DIRECTORS

Fremont, California
January 24, 2001

IMPORTANT:  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO
            COMPLETE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                              READ-RITE CORPORATION
                                44100 OSGOOD ROAD
                            FREMONT, CALIFORNIA 94539

                                 --------------

                            PROXY STATEMENT FOR 2001
                         ANNUAL MEETING OF STOCKHOLDERS

        The enclosed Proxy is solicited on behalf of the Board of Directors of Read-Rite Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, February 20, 2001, at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices at 44100 Osgood Road, Fremont, California.

        The proxy solicitation materials were mailed on or about January 24, 2001 to all stockholders of record on December 29, 2000 (the "Record Date").


INFORMATION CONCERNING SOLICITATION AND VOTING

REVOCABILITY OF PROXIES

        Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before its use by delivering to the Secretary of the Company at the above address written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING AND SOLICITATION

        Each stockholder is entitled to one vote for each share of Common Stock held on all matters presented at the meeting. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST," "WITHHELD" or "ABSTAIN" are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matters. ABSTAIN votes will have the same effect as a vote against the proposal. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which a broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the Votes Cast (such as the amendment of a plan). However, with respect to a proposal that requires a majority of the outstanding shares (such as an amendment to the certificate of incorporation), a broker non-vote has the same effect as a vote against the proposal.

        The cost of soliciting proxies will be borne by the Company. In addition, the Company has retained Mellon Investor Services LLC to act as proxy solicitor for the Annual Meeting at a cost of approximately $9,500, plus expenses. The Company may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or telegram.

RECORD DATE AND OUTSTANDING SHARES

        Stockholders of record at the close of business on December 29, 2000 are entitled to notice of the meeting and to vote at the meeting. At the Record Date, 117,927,523 shares of the Company's Common Stock were issued and outstanding. The last sale price of the Company's Common Stock on the Record Date was $4.03 per share.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Stockholders of the Company may submit proper proposals to be considered for inclusion in the Company's Proxy Statement for the next annual meeting of its stockholders by submitting their proposals in writing to the Secretary of the Company in a timely manner. In order to be considered for possible inclusion in the Company's proxy materials for the annual meeting of stockholders to be held in the year 2002, stockholder proposals must be received by the Secretary of the Company no later than September 26, 2001, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        In addition, the Company's Bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company's proxy statement, to be brought before an annual meeting of stockholders. For director nominations or other business to be properly brought before the meeting by a stockholder, such stockholder must provide written notice delivered to the Secretary of the Company at least 90 days in advance of the meeting, which notice must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. In the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made by the Company to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not intended to be included in the Company's proxy materials, should be sent to Read-Rite Corporation, 44100 Osgood Road, Fremont, California 94539, Attention: Corporate Secretary.

        If a stockholder wishes to present a proposal at the Company's annual meeting in the year 2002, and the proposal is not intended to be included in the Company's proxy statement relating to that meeting, the stockholder must give advance notice to the Company prior to the deadline for such meeting determined in accordance with the Bylaws, as described above (the "Bylaw Deadline"). If a stockholder gives notice of such a proposal after the Bylaw Deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting.

        SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in the Company's proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline for the year 2002 annual meeting is December 10, 2001 (45 calendar days prior to the anniversary of the mailing date of this proxy statement.) If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company's year 2002 annual meeting. Because the Bylaw Deadline is not capable of being determined until the Company publicly announces the date for its next annual meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline, but before the Bylaw Deadline, would be eligible to be presented at next year's annual meeting and the Company believes that its proxy holders would be allowed to use the discretionary authority granted by the proxy card to vote against the proposal at the meeting, without including any disclosure of the proposal in the proxy statement relating to such meeting.

        The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year's Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting, including any stockholder proposals received between the date of this proxy statement and the Bylaw Deadline for this year's Annual Meeting, which is February 3, 2001.


                                  PROPOSAL ONE:

                              ELECTION OF DIRECTORS

NOMINEES

        A board of six directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's six nominees named below, all of whom are currently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for the nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of the office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

        The six candidates receiving the highest number of "FOR" votes shall be elected to the Company's Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. There is no cumulative voting in the election of directors.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW:

                                                                                               Director
Name                    Age    Principal Occupation                                            Since
----------------------- ---    -------------------------------------------------------------   --------
Cyril J. Yansouni       58     Chairman of the Board of Directors                              1991
William J. Almon        68     Managing Director of Netfish Technologies                       1994
Michael L. Hackworth    59     Chairman of the Board of Directors of Cirrus Logic, Inc.        1995
Matthew J. O'Rourke     62     Retired Partner, Price Waterhouse LLP                           1996
Robert M. White         62     Professor, Carnegie Mellon University                           1999
Alan S. Lowe            38     President and Chief Executive Officer of the Company            2000

        Except as set forth below, each nominee has been engaged in his principal occupation described above during the past five years. There is no family relationship among any directors or executive officers of the Company.

        Mr. Yansouni is the Chairman of the Board of Directors. Prior to June 2000, Mr. Yansouni served as both Chairman of the Board of Directors and Chief Executive Officer of the Company since March

1991. Prior to joining the Company, Mr. Yansouni was with Unisys Corporation, a manufacturer of computer systems, from December 1988 to February 1991, where he served in various senior management capacities, most recently as an Executive Vice President. From October 1986 to December 1988, Mr. Yansouni was President of Convergent Technologies, a manufacturer of computer systems that was acquired by Unisys Corporation in December 1988. From 1967 to 1986, Mr. Yansouni was at Hewlett-Packard Company, where he served in a variety of technical and management positions, most recently as Vice President and General Manager of the Personal Computer Group. Mr. Yansouni received his M.S. degree in electrical engineering from Stanford University and his B.S. degree in electrical engineering and mechanical engineering from the University of Louvain, Belgium. Mr. Yansouni also serves as a director of PeopleSoft, Inc., a software company, and is Chairman of the Board of Directors of Scion Photonics, Inc.

        Mr. Almon has been a Director of the Company since 1994 and is currently Managing Director of Netfish Technologies. From December 1998 to December 2000 he was Chairman of Internet Image. Prior to that he served as Chairman and CEO of Stormedia, a disk media producer, from May 1994 to October 1998 when it filed for Bankruptcy. From 1989 to 1992, Mr. Almon served as President of Conner Peripherals Inc. a disk drive manufacturer which he joined from IBM where he was the Vice President of Low End Storage. He holds a B.S. degree from the United States Military Academy, West Point. Mr. Almon is also a director of Netfish Technologies, Inc, HDI, Inc. and Sigma Designs, Inc., a multimedia company.

        Mr. Hackworth has been a director of the Company since November 1995. From August 1997 until February 1999, Mr. Hackworth served as the Chairman and Chief Executive Officer of Cirrus Logic, Inc, a manufacturer of semiconductors. Previously, Mr. Hackworth served as President, Chief Executive Officer and as a director of Cirrus Logic since he founded the company in January 1985. Mr. Hackworth also continues to serve as Chairman of the Board of Directors of Cirrus Logic, Inc. and also serves as a director of Virage Logic Corporation.

        Mr. O'Rourke has been a director of the Company since July 1996. He joined Price Waterhouse in 1960, was admitted to partnership in 1972 and worked in various Price Waterhouse offices throughout the United States until his retirement in June 1996. He was a managing partner at Price Waterhouse's New York national office from 1994 through June 1996, prior to which he served as the managing partner for Northern California. Mr. O'Rourke holds a B.S. degree in Economics from Villanova University, and is a Certified Public Accountant in a number of states. Mr. O'Rourke is also on the board of directors of Infonet Services Corporation, a data communications company, and LSI Logic Corporation, a semiconductor products and storage systems designer and manufacturer.


        Dr. White has been a director of the Company since July 1999. Dr. White has been a University Professor of Electrical and Computer Engineering, Director of the Data Storage Systems Center and Professor of Engineering and Public Policy at Carnegie Mellon University since 1993. Prior to joining Carnegie Mellon University, Dr. White served as the first Under Secretary for Technology in the Commerce Department from 1990 to 1993. In addition, Dr. White is a member of the National Academy of Engineering, and a Fellow at the American Physical Society, the IEEE and the American Association for the Advancement of Science
(AAAS). Dr. White received his Bachelor of Science degree in physics from MIT and his Ph.D. in physics from Stanford University. Dr. White is also on the board of directors for STMicroelectronics NV, Ontrack Data International, Inc., and ENSCO, Inc.


        Mr. Lowe has served as President and Chief Executive Officer of the Company since June 2000 and has been a director of the Company since February 2000. Prior to June 2000, Mr. Lowe served as President and Chief Operating Officer of the Company since May 1997. Mr. Lowe joined the Company in 1989. Mr. Lowe served as Vice President, Sales from November 1991 to August 1994, as Vice President of Customer Programs from August 1994 to November 1995, and as Senior Vice President, Customer Programs from November 1995 to October 1996. Mr. Lowe was Senior Vice President, Customer Business Units, from October 1996 to March 1997 and was promoted to President and Chief Operating Officer in May of 1997. Mr. Lowe holds B.A. degrees in Computer Science and Business Economics from the University of California, Santa Barbara. Mr. Lowe is also the President and Chief Executive Officer of Scion Photonics, Inc. and serves on its Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of the Company's Common Stock and of the Common Stock of its subsidiary, Scion Photonics, Inc., as of the Record Date by each director (including both the Company's current and former Chief Executive Officers), by the four other most highly compensated executive officers of the Company whose salary plus bonus exceeded $100,000 for fiscal 2000 (such officers, together with the Chief Executive Officers, are collectively referred to as the "Named Executive Officers"), by all current directors and executive officers as a group, and by each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock:


                                                       Read-Rite Corporation            Scion Photonics, Inc. (1)
                                                       ---------------------            -------------------------
                                                                         Percent                            Percent
             Name or Group                         Number of Shares      of Class    Number of Shares      of Class
             -------------                        -----------------      --------    ----------------      --------
State of Wisconsin Investment Board                       7,900,000          6.7%                   0             0
121 East Wilson Street, Madison  WI  53702
The TCW Group, Inc.                                       6,434,739          5.5%                   0             0
865 South Figueroa Street,
Los Angeles CA 90017
Cyril J. Yansouni(2)                                      2,036,959          1.7%             900,000             *
Alan S. Lowe(3)                                             690,343             *           2,000,000          1.7%
James Murphy(4)                                             331,356             *             700,000             *
John T. Kurtzweil (5)                                       291,799             *             500,000             *
Mark Re(6)                                                  192,700             *           1,200,000          1.0%
Sherry McVicar(7)                                           196,832             *             200,000             *
William J. Almon(8)                                          72,500             *                   0             0
Michael L. Hackworth(9)                                      41,500             *                   0             0
Matthew J. O'Rourke(10)                                      44,423             *                   0             0
Robert M. White(11)                                          20,000             *                   0             0
All current directors and                                 3,918,412          3.3%           5,500,000          4.8%
executive officers as a group(12)


        *Less than 1%

        (1) These shares in Scion Photonics, Inc. are shares of unvested restricted stock purchased by the holder. The shares vest over a four year period at the rate of 25% per year. Until these restricted shares have vested the Company has a right to repurchase the shares from the holder at the original purchase price paid by the holder upon the termination of that individual's employment with the Company. All shares are held in escrow until vested. Additionally, the restricted shares are subject to a Lock-Up Period and a Right of First Refusal in favor of the Company. Under the Lock-Up Period, the holder of the restricted shares may not offer, pledge, sell, lend, or otherwise transfer or dispose of any of the shares for a period of 180 days following the effective date of a registration statement of the Company filed under the Securities Act. Under the Right of First Refusal held by the Company, the holder must first offer the shares to the Company at the same price and upon the same terms, before any of these shares may be sold or otherwise transferred to a third party. Percentages are based on the total outstanding shares of Scion Photonics, Inc. on the Record Date.

        (2) Includes 1,439,959 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

        (3) Includes 647,274 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

        (4) Includes 326,418 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

        (5) Includes 288,000 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

        (6) Includes 192,500 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

        (7) Includes 196,061 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

        (8) Includes 47,500 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

        (9) Includes 41,500 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

        (10) Includes 43,223 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

        (11) Includes 20,000 shares issuable upon the exercise of stock options to purchase shares of Common Stock that are exercisable within 60 days of the Record Date.

        (12) Includes 3,242,435 shares issuable upon the exercise of stock options to purchase shares of Common Stock, held by current executive officers and directors, which are exercisable within 60 days of the Record Date.

BOARD MEETINGS AND COMMITTEES

        The Board of Directors of the Company held 28 meetings during fiscal
2000.


        The Audit Committee held four meetings during fiscal 2000. During fiscal 2000, the Audit Committee consisted of Messrs. O'Rourke (Chairman), Hackworth, Almon and White. The Audit Committee reviews the financial statements and the internal financial reporting systems and controls of the Company with the Company's management and independent auditors, and reviews other matters relating to the relationship of the Company with its auditors. On June 4, 2000, the Board of Directors adopted an Audit Committee Charter, setting forth the responsibilities and duties of the Company's Audit Committee.


        The Compensation Committee held two meetings during fiscal 2000. During fiscal 2000, the Compensation Committee consisted of Messrs. Almon, Hackworth, O'Rourke and White. The Compensation Committee makes recommendations to the Board of Directors regarding the Company's executive compensation policies and administers the Company's stock option plans and Employee Stock Purchase Plan.

        The Board of Directors currently has no nominating committee or committee performing a similar function.

        During fiscal 2000, no director attended fewer than 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he served during the fiscal year.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company's financial reporting process on behalf of the board of directors. The Audit Committee is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Audit Committee acts under a written charter first adopted and approved by the Board of Directors in June 2000. Each of the members of the Audit Committee is independent as defined by Read-Rite policy and the Nasdaq listing standards. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements for the fiscal year ended October 1, 2000. Additionally, this year the Audit Committee adopted the Audit Committee Charter to reflect the new standards set forth in SEC regulations and the Nasdaq listing standards. After appropriate review and discussion, the Board of Directors determined that the Committee had fulfilled its responsibilities under the Audit Committee Charter.

The Audit Committee is responsible for recommending to the Board of Directors that the Company's financial statements be included in the Company's Annual Report on Form 10-K. The Audit Committee took a number of steps in making this recommendation for 2000. First, the Audit Committee discussed with Ernst & Young, LLP (the "Auditors"), the Company's independent auditors for 2000, those matters the Auditors communicated to and reviewed with the Audit Committee under applicable auditing standards, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed the Auditors' independence with the Auditors and received a letter from the Auditors concerning independence as required under applicable independence standards for auditors of public companies. The Audit Committee also discussed with the Auditors the matters set forth in the Statement of Auditing Standards No. 61.

The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee reviewed with the Auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

In addition, the Audit Committee discussed with the Auditors the Auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board. This discussion and disclosure informed the Audit Committee of the Auditors' independence, and assisted the Audit Committee in evaluating such independence. Upon recommendation of the Audit Committee, the Board engaged Ernst & Young LLP to audit the Company's 2001 financial statements.

Finally, the Audit Committee reviewed and discussed, with the Company management and the Auditors, the Company's audited consolidated balance sheets at October 1, 2000 and October 3, 1999, and consolidated statements of income, cash flows and stockholders' equity for the three years ended October 1, 2000. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors and the board approved that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 1, 2000 for filing with the Securities and Exchange Commission. The Audit Committee and the board have also recommended, subject to stockholder approval, the selection of the Company's independent auditors for fiscal year 2001.

                                       AUDIT COMMITTEE OF
                                       THE BOARD OF DIRECTORS

                                       WILLIAM J. ALMON
                                       MICHAEL L. HACKWORTH
                                       MATTHEW J. O'ROURKE
                                       ROBERT M. WHITE

COMPENSATION OF DIRECTORS

        Each non-employee director of the Company receives a fee of $2,000 per quarter, plus $1,000 for each board meeting attended and $500 for each board committee meeting attended. Non-employee directors also participate in the Company's 1991 Director Option Plan (the "Director Plan") and in the Company's 1995 Stock Option Plan (the "1995 Plan").

        Under the Director Plan, on the date a non-employee director is reelected to the Board of Directors, that director automatically receives a nonstatutory option under the Director Plan to purchase 6,000 shares of the Company's Common Stock and a nonstatutory option under the 1995 Plan to purchase 4,000 shares of the Company's Common Stock. These options have a term of ten years, unless terminated sooner following termination of the optionee's status as a director or otherwise pursuant to the terms of the Director Plan and the 1995 Plan, respectively. The exercise price of each option granted under both plans is equal to the fair market value of the Common Stock on the date of grant. Options vest immediately upon grant. Effective February 24, 2000, Messrs. Almon, Hackworth, White and O'Rourke were each granted an option to purchase 6,000 shares of Common Stock under the Director Plan, and an option to purchase 4,000 shares of Common Stock under the 1995 Stock Plan; such options were immediately vested and have an exercise price of $3.625 per share the fair market value of the common stock on February 24, 2000, the date of the option grant.

        Prior to October 1, 2000, under the Director Plan, a non-employee director could elect to receive an option ("Deferral Option") to purchase the Company's common stock in lieu of receiving cash payment of fees. A non-employee director could elect to waive fees payable in favor of a Deferral Option by submitting to the Company an election before the first business day of a given fiscal year. This election is irrevocable, except that upon the request of a non-employee director and based upon a showing of financial hardship caused by accident, illness or any other event beyond the non-employee director's control, the Board of Directors could, in its sole discretion, allow changes to such election. The Deferral Options were granted automatically under the Director Plan on the last business day of each fiscal year in which a non-employee director elected to waive fees. The number of shares granted pursuant to a Deferral Option were a quotient equal to the fees waived, divided by 75% of the fair market value of a share of the Company's Common Stock on the date of grant. The Deferral Options have a term of ten (10) years, and an exercise price of 25% of the fair market value per share on the date of grant. The

Deferral Options are fully vested and exercisable on the date of grant, and remain exercisable only while the non-employee director remains a director of the Company and for three (3) months thereafter. Mr. O'Rourke submitted an election to waive fees payable in favor of a Deferral Option prior to the first business day of fiscal 2000, and on September 29, 2000, the last business day of fiscal 2000, Mr. O'Rourke was automatically granted a Deferral Option to purchase 3,793 shares of Common Stock under the Director Plan; such option was immediately vested and has an exercise price of $2.812 per share. Effective October 1, 2000, the Board of Directors resolved that all options granted under the Company's stock option plans would be granted at an exercise price equal to or greater than fair market value and amended the Director Plan to eliminate the Deferral Option as an election.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION OF EXECUTIVE OFFICERS

        The following table sets forth the compensation for the Named Executive Officers for the Company's last three fiscal years:


                           SUMMARY COMPENSATION TABLE


                                                                                            Long-Term
                                                      Annual Compensation (1)              Compensation
                                          ---------------------------------------------    ------------
                                                                                             Awards
                                                                                           ----------
                                                                           Other Annual    Securities      All Other
                                          Fiscal               Bonus ($)   Compensation    Underlying     Compensation
Name and Principal Position                Year   Salary ($)      (2)          ($)         Options (#)      ($) (3)
---------------------------------------   ------  ----------   ---------   ------------    -----------    ------------
Cyril J. Yansouni (4)                     2000    570,000      1,000,000            --              0      110,411
     Chairman of the Board of Directors   1999    570,000      1,000,000            --        500,000       10,585
     and Former Chief Executive Officer   1998    570,000        600,000            --        500,000       14,245

Alan S. Lowe (5)                          2000    464,615        250,000            --      1,000,000        5,109
     President and                        1999    418,269             --            --        250,000          659
     Chief Executive Officer              1998    374,423             --            --        676,174        1,381

John T. Kurtzweil (6)                     2000    324,461        269,994            --        310,000          469
     Senior Vice President, Finance       1999    283,077             --            --         40,000          659
     and Chief Financial Officer          1998    259,615             --            --        186,106        1,381

James Murphy (7)                          2000    324,461        216,800            --        310,000          469
     Senior Vice President                1999    283,077         66,600            --         50,000          659
     Customer Business Units              1998    259,615         66,600            --        353,537        1,381

Mark Re (8)                               2000    324,461        375,000            --        370,000          469
     Senior Vice President                1999    293,250         75,000            --         50,000          620
     Research & Development               1998    121,154        100,000            --        250,000           --

Sherry McVicar (9)                        2000    255,000         75,000            --        120,000          469
     Vice President Human Resources       1999    244,423             --            --         20,000          659
                                          1998    229,731             --            --        254,138        1,381

-----------

(1) Excludes certain perquisites and other amounts, such as car allowance, which for any executive officer did not exceed, in the aggregate, the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer. The Company has no restricted stock award programs, stock appreciation rights or long-term investment plans.

(2) Includes bonus awards earned for performance in the fiscal year noted even though portions of such amounts may be payable in subsequent years. Excludes bonus awards paid in the fiscal year noted but earned in prior years.

(3) Includes the value of the Company's Common Stock issued as matching contributions pursuant to the Company's 401(k) Plan and the value of premiums paid on life insurance policies.

(4) Mr. Yansouni ceased serving as Chief Executive Officer on June 5, 2000. Mr. Yansouni's fiscal 2000 bonus compensation includes the $1,000,000 bonus that was established pursuant to his 1998 retention arrangement. Mr. Yansouni's fiscal 1998 and fiscal 1999 bonus compensation includes the $600,000 and $1,000,000 bonuses that were established pursuant to his 1998 retention arrangement and on which payment was deferred and paid in fiscal 2000. See "Board Compensation Committee Report on Executive Compensation -- Compensation of the Former Chief Executive Officer." "All Other Compensation" for fiscal 2000 includes $14,713 in life insurance and medical premiums paid by the Company, $95,229 in interest due on his deferred bonuses, and the value of the matching contributions of the Company's Common Stock contributed by the Company under the Company's 401(k) Plan ($469).

(5) Mr. Lowe commenced serving as Chief Executive Officer on June 5, 2000. Mr. Lowe's fiscal 1998 Securities Underlying Options granted includes a grant of 80,000 new options, a cancellation and repricing of 277,200 previously granted options in connection with the April 1998 Option Exchange Program and a subsequent cancellation and repricing of 318,974 previously granted options in connection with the August 1998 Option Exchange Program. "All Other Compensation" for fiscal 2000 includes $4,640 in life insurance and medical premiums paid by the Company and the value of the matching contributions of the Company's Common Stock contributed by the Company under the Company's 401(k) Plan ($469).

(6) Mr. Kurtzweil's fiscal 1998 Securities Underlying Options granted includes a grant of 40,000 new options, and a cancellation and repricing of 73,053 previously granted options in connection with the April 1998 Option Exchange Program and a subsequent cancellation and repricing of 73,053 previously granted options in connection with the August 1998 Option Exchange Program. "All Other Compensation" for fiscal 2000 represents the value of the matching contributions of the Company's Common Stock contributed by the Company under the Company's 401(k) Plan.

(7) Mr. Murphy's fiscal 1998 and fiscal 1999 bonus compensation each included a $66,600 bonus payment made pursuant to an agreement with the Company. See "Employment Arrangements." Mr. Murphy's fiscal 1998 Securities Underlying Options granted includes a grant of 50,000 new options, a cancellation and repricing of 148,331 previously granted options in connection with the April 1998 Option Exchange Program and a subsequent cancellation and repricing of 155,206 previously granted options in connection with the August 1998 Option Exchange Program. "All Other Compensation" for fiscal 2000 represents the value of the matching contributions of the Company's Common Stock contributed by the Company under the Company's 401(k) Plan.

(8) Dr. Re's bonus compensation includes payments pursuant to his employment agreement whereby Dr. Re received retention payments of $100,000 and $75,000 in fiscal 1998 and 1999, respectively. Dr. Re's fiscal 1998 Securities Underlying Options granted includes 100,000 options cancelled and re-granted in connection with the August 1998 Option Exchange Programs. "All Other Compensation" for fiscal 2000 represents the value of the matching contributions of the Company's Common Stock contributed by the Company under the Company's 401(k) Plan.

(9) Ms. McVicar's fiscal 1998 Securities Underlying Options granted includes a grant of 30,000 new options, a cancellation and repricing of 89,569 previously granted options in connection with the April 1998 Option Exchange Program and a subsequent cancellation and repricing of 134,138 previously granted options in connection with the August 1998 Option Exchange Program. "All Other Compensation" for fiscal 2000 represents the value of the matching contributions of the Company's Common Stock contributed by the Company under the Company's 401(k) Plan.

STOCK OPTIONS IN FISCAL 2000

        The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during the last fiscal year, as well as options held by such officers as of October 1, 2000, the last day of the Company's 2000 fiscal year.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                           Potential Realizable
                                                                                             Values at Assumed
                                                                                                Annual Rates
                                                                                               of Stock Price
                                Individual Grants (1)                                 Appreciation for Option Term (2)
----------------------------------------------------------------------------------- -----------------------------------
                          Number of
                         Securities       % of Total
                         Underlying     Options Granted     Exercise
                          Options       to Employees in      Price      Expiration
       Name              Granted (#)     Fiscal Year        ($/sh)         Date            5% ($)           10% ($)
---------------------- -------------- ------------------ ------------ ------------- ----------------- -----------------
Cyril J. Yansouni               0              --              --              --                --                --
Alan S. Lowe               80,000            0.90%         3.5312         11/01/09          177,690           450,299
                          300,000            3.38%         3.6250         02/24/10          684,038         1,733,475
                           75,000            0.85%         3.5312         05/01/10          166,584           422,155
                          545,000            6.14%         2.3750         06/05/10          814,162         2,063,234
John T. Kurtzweil          60,000            0.68%         3.5312         11/01/09          133,267           337,724
                          200,000            2.25%         3.6250         02/24/10          456,025         1,155,650
                           50,000            0.56%         2.9688         05/01/10           93,369           236,613
James Murphy               60,000            0.68%         3.5312         11/01/09          133,267           337,724
                          200,000            2.25%         3.6250         02/24/10          456,025         1,155,650
                           50,000            0.56%         2.9688         05/01/10           93,369           236,613
Mark Re                   120,000            1.35%         3.5312         11/01/09          266,535           675,448
                          200,000            2.25%         3.6250         02/24/10          456,025         1,155,650
                           50,000            0.56%         2.9688         05/01/10           93,369           236,613
Sherry McVicar             30,000            0.34%         3.5312         11/01/09           66,634           168,862
                           60,000            0.68%         3.6250         02/24/10          136,808           346,695
                           30,000            0.34%         2.9688         05/01/10           56,021           141,968

----------

(1) These options were granted under the 1995 Plan at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options have a term of ten years. Each option granted vests at the rate of 25% per annum, other than as noted in footnote (2).

(2) The 1995 Plan provides that in the event of a merger of the Company with or into another corporation or a sale of substantially all of the assets of the Company, each option shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume or substitute for the options granted under the 1995 Plan, the optionee shall have the right to exercise the option as to all shares (including shares for which the option would not otherwise be exercisable) for a period of 15 days from the date the optionee receives notice thereof from the administrator. Additionally, all executive officers of the Company are participants in the Management Severance Plan. Under that plan in the event that a participant's employment with the Company is terminated as a result of an Involuntary Termination other than for Cause at any time within 18 months following a change in control, all unvested Company stock options held by that participant will be immediately vested as of the date of such termination. The fourth year of vesting of the Options granted on February 24, 2000 and expiring on February 24, 2010, were accelerated to November 1,

        2000 when certain performance targets were met. The Options granted on May 1, 2000 and expiring on May 1, 2010 vested in full on November 1, 2000.

(3) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and are not an estimate or projection of future prices for the Company's Common Stock.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR-END OPTION VALUES



                                                             Number of Securities Underlying         Value of Unexercised
                                                             Unexercised Options at Fiscal      In-the-Money Options at Fiscal
                               Shares                                Year End (#)                      Year  End ($) (1)
                            Acquired on        Value         -------------------------------     -------------------------------
          Name              Exercise (#)    Realized ($)     Exercisable       Unexercisable     Exercisable       Unexercisable
---------------------      -------------    ------------     -----------       -------------     -----------       -------------
Cyril J. Yansouni                0                 --          1,844,236              67,672      6,379,982                    0
Alan S. Lowe                     0                 --            304,774           1,264,200      1,065,260            9,119,245
John T. Kurtzweil                0                 --             98,000             365,053        357,625            2,593,946
James Murphy                     0                 --            123,918             391,288        445,229            2,666,781
Mark Re                          0                 --             62,500             507,500        218,750            3,340,316
Sherry McVicar                   0                 --            133,561             154,069        457,615            1,049,067

-----------

(1) Represents the difference between the closing price of the Company's Common Stock on September 29, 2000 (the last trading day of fiscal 2000) of $11.25 per share and the exercise price of in-the-money options multiplied by the total number of shares.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee (the "Committee") consists of Messrs. Almon, Hackworth, O'Rourke and White, none of whom is an employee of the Company. As part of its duties, the Committee reviews compensation levels of executive officers, evaluates management performance and administers the Company's 1995 Plan, 1998 Nonstatutory Stock Option Plan (the "1998 Plan"), Amended and Restated 1987 Stock Option Plan (the "1987 Plan") and Employee Stock Purchase Plan (the "Purchase Plan"). The Committee is assisted by the Company's Human Resources personnel, and by a compensation consulting firm, which supplies the Committee statistical data and other executive compensation information to permit the Committee to compare the Company's compensation policies against compensation levels nationwide and against programs of other companies of similar size in the Company's industry and geographic area.

        The Company's executive compensation programs are designed to attract and retain executives who will contribute to the Company's long-term success, to reward executives for achieving the Company's short- and long-term strategic goals, to link executive compensation and stockholder interests through Company performance-based and equity-based plans, and to recognize individual contributions to Company performance.

        Compensation for the Company's executive officers consists of four principal elements: base salary, semi-annual variable compensation, annual bonus and stock options. The combination and relative weighting of these elements reflect the Committee's belief that executive compensation should be closely tied to the Company's profitability.

        Base Salary. Executive officer salaries are initially determined by evaluating the responsibilities of the position held and the experience and performance of the individual, with reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions based on statistical data provided by the Company's compensation consultant. Executive officer base salaries are targeted towards the 50th percentile established by such data in order to place a greater emphasis on Company performance-based components of the compensation package. The Committee reviews executive salaries annually and adjusts them as appropriate to reflect changes in market conditions as well as individual performance and responsibilities. Mr. Yansouni's base compensation remained at $570,000 for fiscal 2000. Mr. Lowe's salary was increased to $500,000 in recognition of his promotion to Chief Executive Officer in June 2000.

        Semi-Annual Variable Compensation. The Company's Semi-Annual Variable Compensation Program acknowledges both Company and individual performance and is intended to bring the total of base salary plus semi-annual variable compensation up to approximately the 75th percentile established by reference to the statistical data referenced above when all Company profitability and individual performance objectives are met. Under the Semi-Annual Variable Compensation Program, each executive officer is eligible to receive semi-annual variable compensation equal to a percentage of that officer's base salary determined by the Committee. At the beginning of the fiscal year, the Committee sets semi-annual Company "profit after tax" ("PAT") goals for the year. No awards may be made under the program unless the Company is profitable. If the Company is profitable, semi-annual award eligibility begins to accrue once the Company achieves 80% of the applicable semi-annual PAT target, and increases on a straight-line basis to full eligibility at 100% of the applicable semi-annual PAT target (e.g., at 90% of the applicable target, award eligibility is 50% of the executive's maximum percentage for the six-month period). Once eligibility is established based on Company performance, 80% of that eligibility is paid, with the 20% balance payable based on individual performance considerations. If eligibility is established based on Company performance, actual awards can be adjusted upwards or downwards at the Committee's discretion for individual performance and other Company performance criteria. Semi-annual awards for the Chief Executive Officer are based solely on Company performance. Semi-annual variable compensation eligibility for fiscal 2000 ranged from 25% - 50% (or 12.5% - 25% per six-month period) of the respective base salaries (the "Target Incentive") of the participating officers, except the Company's Chairman and Former Chief Executive Officer and the Company's current Chief Executive Officer, whose percentages were each 70% (or 35% per six-month period). Mr. Yansouni's and Mr. Lowe's semi-annual variable eligibility were not changed in fiscal 2000. Based on the PAT goals set by the Committee for fiscal 1999, no semi-annual awards were paid in fiscal 2000 to participating officers under this program.

        Annual Bonus. The Company's annual bonus program also acknowledges Company and individual performance. The annual program is intended to bring the executives' total compensation (base salary, semi-annual variable compensation and annual bonus) above the 90th percentile established by reference to the statistical data discussed above when all Company profitability and individual performance criteria are met. The Annual Bonus program consists of two components: "Year-End On Plan Bonus" and "Year-End Over Plan Bonus."

        The Year-End On Plan Bonus is based on Company PAT performance for the full fiscal year. Under this program, a year end "on plan" bonus is paid if, at the end of the fiscal year, the annual PAT target for the Company is achieved. Upon attaining 100% of the annual PAT goal, an executive may earn 0.5 times his or her Target Incentive.

        The Year-End Over Plan Bonus, formerly called the "Super Bonus," was modified during fiscal year 1998. This plan, which provides a maximum payout of
2.0 times Target Incentive, has two criteria for payout. Each of these two criteria is equally weighted in the calculation of bonus awards. The first criteria is PAT achievement exceeding 100% of the target. The second criteria, which varies annually, is designed to reinforce issues requiring particular executive attention. For fiscal year 2000, the second criteria was improvement in asset management (capital expenditure as a percentage of revenue). No year-end over plan bonus may be paid unless at least 100% of the annual PAT is achieved.

        During fiscal 2000, the Company did not meet its Annual PAT target, however, and no Year End On Plan Bonuses or Year-End Over Bonuses were paid in fiscal 2000, with the exception of the guaranteed minimum bonuses as set forth below.

        In order to ensure the successful transition to our new GMR programs and technologies, it is imperative that we retain key management and technical personnel. Therefore, for fiscal year 2000, the Company guaranteed a minimum bonus payout under existing bonus programs for certain executives and key technical employees, provided these executives and employees were still in the employment of the Company on September 26, 2000. Mr. Lowe, Mr. Murphy, Dr. Re, Mr. Kurtzweil and Ms. McVicar were the only named executive officers of the Company who participated in this program for fiscal 2000. For fiscal 2001 and fiscal 2002, the Company has guaranteed a minimum bonus payouts under existing bonus programs for certain executives and key technical employees, provided these executives and employees are still in the employment of the Company on April 1, 2001 and October 1, 2001, respectively. Mr. Lowe, Mr. Kurtzweil, Mr. Murphy, Dr. Re and Ms. McVicar are the only named executive officers of the Company currently participating in this program for fiscal 2001 and fiscal 2002.

        Stock Options. Under the Company's 1995 Plan, stock options may be granted to executive officers and other employees of the Company, and under the Company's 1998 Plan, stock options may be granted to other employees of the Company. Upon joining the Company, an individual's initial option grant is based on the individual's responsibilities and position and upon information provided by the Company's compensation consultant. Thereafter, executives are considered for additional stock option grants annually; if made, the number of shares subject to any grant is based primarily on an individual's performance, responsibilities and position with the Company, as well as on the individual's outstanding vested and unvested options. Options are designed to align the interests of executive officers with those of the Company's stockholders. All stock options granted to the Company's executive officers are granted with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. Options typically vest over four years (25% on each of the first four anniversaries of the grant date).

        Vesting is designed to encourage increases in stockholder value over the long term, as no benefit is realized from a stock option grant unless the price of the Common Stock rises over a number of years and the option holder is actively employed at the time of vesting.

        Compensation of Chief Executive Officer -- Alan S. Lowe. In June 2000, the Committee approved an executive retention arrangement for Mr. Lowe in connection with his promotion to Chief Executive Officer. The retention arrangement consists of (i) an annual salary of $500,000 (ii) a stock option grant in June 2000 of 545,000 shares. In addition to the $250,000 minimum guaranteed bonus which was paid on October 1, 2000, the Board has also guaranteed Mr. Lowe minimum bonuses of $250,000 on April 1, 2001 and $250,000 on October 1, 2001, under existing bonus programs provided he is an employee in good standing on each of these dates.

        Other elements of executive compensation include participation in a Company-wide medical and insurance benefits plan, additional life insurance and medical insurance coverage and the ability to defer compensation pursuant to a 401(k) plan. The Company presently makes matching contributions for all participants in the 401(k) plan in the form of shares of the Company's Common Stock. The amount of the contribution is $1.50 in Common Stock for each $1.00 the employee contributes to his or her 401(k) account, subject to a maximum Company match equal to the lesser of (i) $1,500 in Common Stock or (ii) 100 shares of Common Stock per employee per year.

        Mr. Lowe receives no other material compensation or benefits not provided to all executive officers.

        Compensation of the Former Chief Executive Officer -- Cyril Yansouni. In October 1997, the Committee approved an executive retention arrangement for Mr. Yansouni. Pursuant to this arrangement, in 1998, in lieu of a 1998 stock grant of 250,000 shares of restricted stock, the Committee offered Mr. Yansouni a retention arrangement consisting of (i) a grant in 1998 of a stock option to purchase 500,000 shares and (ii) a leadership bonus opportunity (the "Leadership Bonus"). In the event of the death or disability of Mr. Yansouni after January 20, 1999, the options granted to Mr. Yansouni in 1998 pursuant to this arrangement will vest as to an additional 12 months. Following Mr. Yansouni's succession by Mr. Alan Lowe as Chief Executive Officer in June 2000, the options granted to Mr. Yansouni in 1998 vested in full.

        The Leadership Bonus was based upon Mr. Yansouni's continued status as Chief Executive Officer of the Company during fiscal years 1998, 1999, 2000, 2001 and 2002. For fiscal 1998 and fiscal 1999, Mr. Yansouni was eligible to receive his awards of $600,000 on September 27, 1998 and $1,000,000 on September 26, 1999. Payment of all or a portion the awards may be deferred either (i) by Mr. Yansouni's irrevocable election on or before December 31 of the year preceding a given payment, or (ii) by the Company in order to preserve its tax deduction under Section 162(m), as necessary. Either of these deferral elections shall render the corresponding amount(s), plus interest accrued at a rate of 5% per annum during the deferral period, payable to Mr. Yansouni following a change in control of the Company or termination of Mr. Yansouni's employment with the Company for any reason except termination for cause. In September 1998, the Company elected to defer payment of the $600,000 award to Mr. Yansouni, and in December 1998, Mr. Yansouni elected to defer payment of the $1,000,000 award. These awards were paid with interest in fiscal 2000 following Mr. Yansouni's retirement from the position of Chief Executive Officer of the Company in June 2000.

        Following Mr. Yansouni's retirement as Chief Executive Officer, the Committee awarded Mr. Yansouni a further leadership award payment of $250,000, conditioned on Mr. Yansouni remaining a full-time employee at the Company through the end of fiscal year 2000, which, when added to his pro rata leadership bonus of $750,000 earned for fiscal 2000 through June of 2000, in accordance with Mr. Yansouni's retention agreement, brought his fiscal 2000 leadership bonus to $1,000,000.

        Other elements of executive compensation include participation in a Company-wide medical and insurance benefits plan, additional life insurance and medical insurance coverage and the ability to defer compensation pursuant to a 401(k) plan. The Company presently makes matching contributions for all participants in the 401(k) plan in the form of shares of the Company's Common Stock. The amount of the contribution is $1.50 in Common Stock for each $1.00 the employee contributes to his or her 401(k) account, subject to a maximum Company match equal to the lesser of (i) $1,500 in Common Stock or (ii) 100 shares of Common Stock per employee per year.

        Mr. Yansouni receives no other material compensation or benefits not provided to all executive officers.

        Deductibility of Compensation. The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder (the "Section"). The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the Named Executive Officers, unless such compensation is performance-based. The Company's policy is to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax laws. In this regard, the Company's 1995 Stock Option Plan is designed to meet the criteria for "performance-based" compensation. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company's success. Consequently, the Committee recognizes that the loss of a tax deduction is necessary in some circumstances. The Company's cash bonus plans are not "performance-based" plans within the meaning of Section 162(m). The Committee notes that in the event that Company and individual performance goals are achieved under the Company's semi-annual variable compensation program and annual bonus program, the cash compensation of certain officers may exceed the $1,000,000 threshold. Even if such goals are not met, certain contractual bonus obligations may cause compensation to exceed $1,000,000.

                                       COMPENSATION COMMITTEE OF
                                       THE BOARD OF DIRECTORS

                                       WILLIAM J. ALMON
                                       MICHAEL L. HACKWORTH
                                       MATTHEW J. O'ROURKE
                                       ROBERT M. WHITE

CERTAIN TRANSACTIONS

        As discussed previously under the Board Compensation Committee Report of Executive Compensation, in addition to the minimum bonus of $250,000, which was paid on October 1, 2000, the Board has guaranteed Mr. Alan S. Lowe, President and Chief Executive Officer, minimum bonuses of $250,000 on April 1, 2001 and $250,000 on October 1, 2001, under existing bonus programs provided he is an employee in good standing on each of these dates.

        As discussed previously under the Board Compensation Committee Report of Executive Compensation, in addition to the minimum bonus of $150,000 paid on October 1, 2000, the Board has guaranteed James Murphy, the Company's Senior Vice President, Customer Business Units, a minimum bonus of $180,000 on April 1, 2001 and $180,000 on October 1, 2001, under existing bonus programs provided he is an employee in good standing on each of these dates. In addition, on June 27, 2000, the company provided Mr. Murphy with a loan in the amount of $360,000. Accrued interest at the annual rate of 6.42% on the outstanding balance of the loan is due annually; however the Company has agreed to waive such interest payments as they come due. The maximum amount outstanding under this loan in fiscal 2000 and the amount outstanding on December 29, 2000 was $360,000. Fifty percent of this loan is due on October 2, 2001 and the remainder is due on October 1, 2002. Mr. Murphy has been guaranteed an additional bonus of $180,000 payable on October 2, 2002, provided he is an employee in good standing on such date.

        In April 1998, in connection with his initial employment with the Company, the Company loaned Mark Re, the Company's Senior Vice President, Research and Development, $200,000 in connection with the purchase of his principal residence in Northern California. This loan bears interest at a rate of 5.48% per annum and is secured by a second deed of trust in favor of the Company. Accrued interest on the outstanding balance of the loan is due annually; however the Company has agreed to waive such interest payments as they come due. The principal amount of the loan was paid in full on September 30, 2000. On December 31, 1999, the Company paid Dr. Re a hire-on bonus of $75,000 pursuant to his retention arrangement with the

Company. Additionally, under his retention agreement, if bonuses paid to Dr. Re under the Company's executive bonus programs for fiscal 1999 and 2000, (collectively, the "Bonuses") not including the hire-on bonus described in this paragraph, total less than $200,000, the Company has agreed to pay Dr. Re on September 30, 2000, the difference between $200,000 and the Bonuses. Additionally, in July 1998, the Company agreed to pay Dr. Re a bonus on July 27, 2001 of $375,000 provided Dr. Re is an employee in good standing on such date. In May 2000, as discussed previously under the Board Compensation Committee Report of Executive Compensation, the Board guaranteed Dr. Re an additional minimum bonus under existing bonus programs of $100,000 for fiscal 2000 which was paid on October 1, 2000, and additional guaranteed bonuses of $180,000 on April 1, 2001 and $180,000, on October 1, 2001, provided he is an employee in good standing on such dates. Therefore, Dr. Re was guaranteed and paid total bonuses of $375,000 for fiscal 2000. In addition, on June 27, 2000, the company provided Dr. Re with a loan in the amount of $360,000. Accrued interest at the annual rate of 6.42% on the outstanding balance of the loan is due annually; however, the Company has agreed to waive such interest payments as they come due. Fifty percent of this loan is due on October 2, 2001 and the remainder is due on October 1, 2002. The maximum amount outstanding during fiscal 2000 on all loans to Dr. Re from the Company was $560,000 and the amount outstanding on December 29, 2000 was $360,000. Dr. Re has been guaranteed an additional bonus of $180,000 payable on October 2, 2002, provided he is an employee in good standing on such date.

Upon his relocation to California, and in connection with his initial employment with the Company, the Company granted John T. Kurtzweil, Senior Vice President of Finance and Chief Financial Officer, an interest free loan in the amount of $145,000 in October 1995, for the purchase of his principal residence in Northern California. The Company agreed to pay Mr. Kurtzweil two bonuses of $72,500 in each of January 2000 and 2001, provided he is an employee in good standing on such dates, and a gross up for tax purposes of the bonuses. The loan is repayable in two installments of $72,500 in each of February 2000 and 2001, or in full 90 days following Mr. Kurtzweil's termination of employment with the Company. In May 2000, the Company guaranteed Mr. Kurtzweil, as discussed previously under the Board Compensation Committee Report of Executive Compensation, minimum bonuses of $150,000 on October 1, 2000, $180,000 on April 1, 2001 and $180,000, on October 1, 2001, under existing bonus programs, provided he is an employee in good standing on such dates. In addition, on June 27, 2000, the Company provided Mr. Kurtzweil with a loan in the amount of $360,000. Accrued interest at the annual rate of 6.42% on the outstanding balance of the loan is due annually; however, the Company has agreed to waive such interest payments as they come due. Fifty percent of this loan is due on October 2, 2001 and the remainder is due on October 1, 2002. The maximum amount outstanding during fiscal 2000 under all loans to Mr. Kurtzweil from the Company was $505,000 and the amount outstanding as of December 29, 2000 on these loans was $432,500. Mr. Kurtzweil has been guaranteed an additional bonus of $180,000 payable on October 2, 2002, provided he is an employee in good standing on such date.

        As discussed previously under the Board Compensation Committee Report of Executive Compensation, in May 2000 the Board guaranteed Sherry McVicar, Vice President of Human Resources, a minimum bonus for fiscal 2000 of $75,000 on October 1, 2000, which was paid and additional minimum bonuses of $75,000 on April 1, 2001 and $75,000 on October 1, 2001, under existing bonus programs provided she is an employee in good standing on these dates. In addition, on June 27, 2000, the Company provided Ms. McVicar with a loan in the amount of $150,000. Accrued interest at the annual rate of 6.42% on the outstanding balance of the loan is due annually; however, the Company has agreed to waive such interest payments as they come due. The maximum amount outstanding on this loan in fiscal 2000 and the amount outstanding as of December 29, 2000 was $150,000. Fifty percent of this loan is due on October 2, 2001 and the remainder is due on October 1, 2002. Ms. McVicar has been guaranteed an additional bonus of $75,000 payable on October 2, 2002, provided she is an employee in good standing on such date.

        In March 1997, the Company's Board of Directors adopted a Management Severance Plan (the "Severance Plan") that provides for severance payments to the Company's executive officers in certain circumstances following a change in control. Specifically, the Severance Plan provides that if a participant's employment with the Company terminates as a result of an Involuntary Termination other than for Cause (as such terms are defined in the Severance Plan) at any time within 18 months following a change in control, the participant will receive a one-time payment, equal to: (i) two times the participant's Annual Compensation (generally, base salary plus the yearly average of semi-annual and annual bonuses received by the participant over the preceding three years), plus (ii) the participant's Pro-Rated Bonus Amount (generally, semi-annual and annual bonuses prorated through the date of the change in control). In such event, the participant is also entitled to receive medical, dental, vision, disability coverage, life insurance and other employee benefits no less favorable than those provided immediately prior to the change in control for 24 months following the change in control. In April 1999, the Compensation Committee of the Board of Directors voted to modify the Severance Plan to additionally provide that in the event that a participant's employment with the Company is terminated as a result of an Involuntary Termination other than for Cause (as such terms are defined in the Severance Plan) at any time within 18 months following a change in control, all unvested Company stock options held by that participant will be immediately vested as of the date of such termination.

        Under the Severance Plan, a "change in control" means the occurrence of any of the following events: (i) a person becomes the beneficial owner of 50% or more of the total voting power of the Company's outstanding voting securities,
(ii) a change in the composition of the Company's Board of Directors occurs within a two-year period as a result of which fewer than a majority of the directors are Incumbent Directors (as defined in the Severance Plan), (iii) the consummation of a merger or consolidation of the Company other than one in which the voting securities of the Company outstanding immediately prior thereto continue to represent more than 50% of the total voting power of the Company or the surviving corporation following such transaction, or (iv) the sale by the Company of all or substantially all of its assets. Payments under the Severance Plan are subject to reduction under certain circumstances to the extent such payments would constitute "parachute payments" within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code. The Severance Plan will terminate in March 2002, on the fifth anniversary of its effective date, unless (i) the plan is extended by the Board,
(ii) the plan is terminated by the Board, or (iii) a change in control occurs prior to such fifth anniversary.

        In accordance with the treatment of loans under the Severance Plan, the Company has agreed to pay all executive officers a lump sum cash bonus equal to the then outstanding balance on their respective loans with the Company (described above) plus any accrued interest in the event that their employment is terminated within 18 months following a "change in control" of the Company as a result of an "involuntary termination" other than "for cause" (as these terms are defined in the Severance Plan).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based solely on its review of copies of filings under Section 16(a) of the Securities Exchange Act of 1934, as amended, received by it, or written representations from certain reporting persons, the Company believes that during fiscal 2000, all Section 16 filing requirements were met by its reporting persons.

PERFORMANCE GRAPH

        The following graph sets forth the Company's total cumulative stockholder return compared to the Standard and Poor's 500 Composite Index and the Chase Hambrecht and Quist Computer Hardware Sector Index for the period from September 30, 1995 through September 29, 2000. Total stockholder return assumes $100 invested at the beginning of the period in the Common Stock of the Company, the stocks represented in the Standard and Poor's 500 Composite Index and the stocks represented in the Chase

Hambrecht and Quist Computer Hardware Sector Index. Total return also assumes reinvestment of dividends; the Company has never paid dividends on its Common Stock.

        Historical stock price performance should not be relied upon as indicative of future stock price performance.

                               [PERFORMANCE GRAPH]

                COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN


                                                     09/29/95 09/30/96 09/30/97 09/30/98 09/24/99 09/29/00
CHASE H&Q COMPUTER HARDWARE INDEX                     100.00   120.98   233.88   261.07   449.93   759.81

S&P 500 COMPOSITE INDEX                               100.00   117.61   162.09   174.02   218.57   245.81

READ-RITE CORPORATION                                 100.00   43.15    67.12    21.40    13.01    30.82

                                  PROPOSAL TWO:

              APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION

        The Company's Certificate of Incorporation (the "Certificate") presently provides that the Company is authorized to issue two classes of stock consisting of 160,000,000 shares of Common Stock, $0.0001 par value per share, and 4,000,000 shares of Preferred Stock, $0.0001 par value per share. In December 2000, the Board of Directors authorized an amendment to the Certificate, subject to stockholder approval, to increase the authorized number of shares of Common Stock to 200,000,000 shares. The stockholders are being asked to approve such amendment to the Certificate. The proposed amendment would give the Board the authority to issue additional shares of Common Stock without requiring future stockholder approval of such issuances except as may be required by applicable law.

        The Company currently has 160,000,000 authorized shares of Common Stock. As of December 29, 2000: 117,927,523 shares of Common Stock were issued and outstanding; 12,556,582 shares were reserved for future grant or for issuance upon the exercise of outstanding options under the Company's Stock Option Plans; 402,365 shares were reserved for issuance under the Company's 401(k) Plan; and 903,959 shares were reserved for future sale under the Company's Employee Stock Purchase Plan.

        The principal purpose of the proposed amendment to the Certificate is to authorize additional shares of Common Stock which will be available in the event the Board of Directors determines that it is necessary or appropriate to raise additional capital through the sale of securities, to grant options or other stock incentives to the Company's employees, to acquire another company or its business or assets, to seek to establish a strategic relationship with a corporate partner or to permit a future stock dividend or stock split. The Board of Directors has no present agreement or arrangement to issue any such shares. If the amendment is approved by the stockholders, the Board of Directors does not intend to solicit further stockholder approval prior to the issuance of any additional shares of Common Stock, except as may be required by applicable law.

        The increase in the authorized number of shares of Common Stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued Common Stock could (within the limits imposed by applicable law) be issued in one or more transactions, which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of Common Stock, and such additional shares could be used to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company. The holders of Common Stock of the Company have no preemptive rights.

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS

        The approval of the amendment to the Certificate requires the affirmative vote of a majority of the outstanding shares of Common Stock of the Company as of the Record Date. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

        THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE CERTIFICATE AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.

                                 PROPOSAL THREE:

                    APPROVAL OF AMENDMENT TO 1995 STOCK PLAN

        The 1995 Stock Plan (the "1995 Plan") was adopted by the Board of Directors in December 1995 and approved by the stockholders in February 1996, with 3,000,000 shares of Common Stock reserved for issuance thereunder. The 1995 Plan replaced the Company's Amended and Restated 1987 Stock Option Plan (the "1987 Plan") with respect to future option grants. The 1995 Plan also included approximately 1,400,000 shares available for grant under the 1987 Plan, plus any shares made available due to cancelled options under the 1987 Plan. In October 1997, the Board of Directors amended the 1995 Plan, and in February 1998 the stockholders approved the amendment, to increase the shares reserved for issuance thereunder by 2,250,000 shares. In December 2000, the Board of Directors amended the 1995 Plan, subject to stockholder approval, to increase the shares reserved for issuance thereunder by 3,000,000 shares. The stockholders are being asked to approve this share increase at the Annual Meeting. The Board believes that increasing the number of shares available under the 1995 Plan will enable the Company to continue to attract, retain and motivate employees.

SUMMARY OF THE 1995 PLAN

        The principal features of the 1995 Plan are described below:

        General. The 1995 Plan authorizes the Board of Directors (the "Board"), or a committee that the Board may appoint from among its members (the "Option Committee"), to grant options and rights to purchase shares of Common Stock. Options granted under the Stock Plan may either be "incentive stock options" as defined in Section 422 of the Internal Revenue Code of 1986, as amended ("the Code"), or nonstatutory stock options, as determined by the Board or Option Committee. The 1995 Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, nor is it subject to the Employee Retirement Income Security Act of 1974, as amended. The Company's current Bylaws provide that all option grants under the Company's stock option plans, including the 1995 Plan, must be equal to or in excess of the fair market value of the Company's common stock on the date of the grant, and the Company shall not, without the consent of the majority of the Company's stockholders decrease the exercise price of any option grants made under the Company's stock option plans, including the 1995 Plan.

        Purpose. The general purpose of the 1995 Plan is to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the employees and consultants of the Company and to promote the success of the Company's business.

        Stock Subject to the 1995 Plan. Prior to this amendment and subject to other provisions of the 1995 Plan, the maximum aggregate number of shares of Common Stock that may be optioned and sold under the Stock Plan, is 5,250,000 shares plus any unused shares from the 1987 Plan, and the lesser of any shares covered by outstanding options under the 1987 Plan or any forfeited shares under the 1987 Plan. For purposes of this paragraph: (i) "unused shares" means any shares reserved for issuance that are not covered by grants prior to the termination of the 1987 Plan; and (ii) "forfeited shares" means any shares issued pursuant to awards made under the 1987 Plan that are forfeited to the Company pursuant to award terms and conditions. The term "forfeited shares" shall not include shares as to which the original recipient received any benefits of ownership (other than voting rights). The shares reserved under the 1995 Plan may be authorized, but unissued, or reacquired Common Stock.

        Administration. The 1995 Plan may be administered by the Board or Option Committee. Subject to other provisions of the 1995 Plan, the Board or Option Committee has the authority to: (i) interpret the plan and apply its provisions;
(ii) prescribe, amend or rescind rules and regulations relating to the plan;
(iii) select the employees and consultants to whom options and stock purchase rights are to be granted; (iv) determine the number of shares to be made subject to each option or stock purchase right; (v) determine whether and to what extent options and stock purchase rights are to be granted; (vi) prescribe the terms and conditions of each option and stock purchase right (including the exercise price, whether an option will be classified as an incentive stock option or a nonstatutory option and the provisions of the stock option or restricted stock purchase agreement to be entered into between the Company and the grantee); (vii) modify or amend each option or stock purchase right subject to applicable legal and plan restrictions; (viii) authorize any person to execute, on behalf of the Company, any instrument required to effect the grant of an option or stock purchase right; and (ix) make all other determinations deemed necessary or advisable for administering the 1995 Plan. The Board or Option Committee's decisions, determinations and interpretations shall be final and binding on all optionees and any other holder of options or stock purchase rights.

        Eligibility. The 1995 Plan provides that nonstatutory stock options and stock purchase rights may be granted to employees and consultants of the Company and its majority-owned subsidiaries. Incentive stock options may be granted only to employees. As of December 29, 2000, there were 11,768 employees eligible to receive options under the 1995 Plan.

        Limitation. The 1995 Plan provides that no employee shall be granted, in any fiscal year of the Company, options and stock purchase rights to purchase more than 500,000 shares of Common Stock. In connection with an employee's initial employment, or upon an employee's promotion, the employee may be granted options or stock purchase rights to purchase up to an additional 500,000 shares of Common Stock.

        Terms and Conditions of Options. Each option is to be evidenced by a stock option agreement between the Company and the employee or consultant to whom such option is granted, and is subject to the following additional terms and conditions:

                (a) Exercise Price. The Board or the Option Committee determines the exercise price of options at the time the options are granted. However, the exercise price must not be less than 100% of the fair market value of the Common Stock on the date such option is granted. Incentive stock options granted to 10% shareholders must have an exercise price of not less than 110% of the fair market value of the Common Stock on the date such option is granted.

                (b) Form of Consideration. The means of payment for shares issued upon exercise of an option is specified in each option agreement and generally may be made by cash, check, promissory note, other shares of Common Stock of the Company owned by the optionee for more than six months on the date of surrender, delivery of an exercise notice together with such other documentation as the administrator or broker shall require to effect the exercise of the option and delivery to the Company of the sale or loan proceeds required to pay the exercise price, a reduction in the amount of any Company liability to the optionee, or by any combination thereof or any other consideration and payment method for the issuance of Common Stock to the extent permitted by applicable laws.

                (c) Term of the Option. The term of each Option shall be stated in the Option Agreement; provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

                (d) Termination of Employment. If an optionee's employment terminates for any reason (other than death or permanent disability), then all options held by such optionee under the 1995 Plan will expire as set forth in his or her notice of grant (but not to exceed three months after the termination of his or her employment in the case of an incentive stock option) or in the absence of a specified time in the notice of grant, three months following the optionee's termination. The optionee may exercise all or part of his or her option at any time before such expiration to the extent such option was exercisable at the time of termination of employment. The 1995 Plan also provides for an extension of this exercise period, up to three years, based on a formula using years of service to the Company and the optionees age upon retirement.

                (e) Disability. If an optionee should terminate his or her employment or consulting relationship as a result of total and permanent disability (as defined in the Code), then all options held by such optionee under the 1995 Plan shall expire the earlier of (i) 12 months from the date of termination of the optionee's employment, or (ii) the expiration date of such option. The optionee may exercise all or part of his or her option at any time before such expiration to the extent that such option was exercisable at the time of termination of employment.

                (f) Death. In the event of death of an optionee, any options that are then vested, or that would have otherwise vested within 12 calendar months from the date of death, may be exercised at any time within 12 months after the date of death (but in no event later than the expiration of such option as set forth in the notice of grant), by the optionee's estate or by the person who acquired the right to exercise the option by bequest or inheritance.

                (g) Nontransferability of Options. During an optionee's lifetime, his or her option(s) shall be exercisable only by the optionee and shall not be transferable other than by will or laws of descent and distribution.

                (h) Value Limitation. If the aggregate fair market value of all shares of Common Stock subject to an optionee's incentive stock option that are exercisable for the first time during any calendar year exceeds $100,000, the excess options shall be treated as nonstatutory stock options.

                (i) Other Provisions. The stock option agreement may contain such other terms, provisions and conditions not inconsistent with the 1995 Plan as may be determined by the Board or Option Committee.

        Stock Purchase Rights. The 1995 Plan permits the Company to grant rights to purchase Common Stock either alone or in tandem with other awards granted under the 1995 Plan and/or cash awards made outside the 1995 Plan. The stock purchase right will not be offered at a purchase price of less than the fair market value of the Common Stock on the date of its grant. The offer of a stock purchase right will remain open no longer than six months from its grant and must be accepted by the execution of a restricted stock purchase agreement between the Company and the offeree and the payment of the purchase price of the shares. Unless the Board or Option Committee determines otherwise, the restricted stock purchase agreement will give the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death and disability). The purchase price for any shares repurchased by the Company shall be the original price paid by the purchaser and may be paid by the cancellation of indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate fixed by the Board or Option Committee. A stock purchase right is nontransferable by the offeree, other than by will or the laws of descent and distribution. The restricted stock purchase agreement may contain such other terms, provisions and conditions not inconsistent with the 1995 Plan as may be determined by the Board or Option Committee.

        Adjustments Upon Changes in Capitalization. In the event that the stock of the Company is changed by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other change in the capital structure of the Company effected without the receipt of consideration, appropriate proportional adjustments shall be made in the number and class of shares of stock subject to the 1995 Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the 1995 Plan, and the exercise price of any such outstanding option or stock purchase right. Any such adjustment shall be made upon approval of the Board and, if required, the stockholders of the Company, whose determination shall be conclusive. Notwithstanding the above, in connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option or stock purchase right shall be assumed or an equivalent option or right substituted by a successor corporation. If the successor corporation refuses to assume the options and stock purchase rights or to substitute substantially equivalent options and stock purchase rights, the optionee shall have the right to exercise the option or stock purchase right to all the optioned stock, including shares which would not otherwise be exercisable. If the option or stock purchase right is exercisable in lieu of assumption or substitution, the Board or Option Committee shall notify the optionee that the option or stock purchase right shall be fully exercisable for 15 days from the date of such notice, and the option or stock purchase right will terminate upon expiration of such period.

        Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the 1995 Plan or any part thereof, at any time and for any reason. However, the Company will obtain stockholder approval for any amendment to the 1995 Plan to the extent necessary to comply with Section 422 of the Code, any similar rule or statute, or any other applicable law, rule or regulation. No such action by the Board of Directors or stockholders may alter or impair any option or stock purchase right previously granted under the 1995 Plan without the written consent of the optionee. In any event, the 1995 Plan shall terminate no later than ten years from its approval by the Board.

FEDERAL INCOME TAX CONSEQUENCES

        Stock Options. Options granted under the 1995 Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory options.

        Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after the exercise of the option, any gain or loss will be treated as long-term capital gain or loss. Net capital gains on shares held more than twelve (12) months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee must recognize ordinary income at the time of the disposition equal to the difference between the exercise price and the lower of either: (i) the fair market value at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending upon the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% shareholder of the Company. Unless limited by
Section 162(m) of the Code, the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

        Nonstatutory Stock Options. All options that do not qualify as incentive stock options under Section 422 of the Code are referred to as nonstatutory options. An optionee does not recognize any taxable income at the time that he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured by the excess of the then fair market value of the shares purchased over the exercise price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Unless limited by Section 162(m) of the Code, the Company will be entitled to a deduction in the same amount as ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sales price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, will be treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than twelve (12) months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

        Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is subject to a "substantial risk or forfeiture" within the meaning of Section 83 of the Code because the Company may repurchase the stock when the purchaser ceases to provide services to the Company. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of the purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is not longer subject to a substantial risk of forfeiture (i.e., when the Company's right of repurchase lapses). The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date that the stock is no longer subject to the Company's right of repurchase.

        The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, of any, and begin his or her capital gains holding period by timely filing (i.e., within thirty (30) days of purchase), an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date of purchase. The ordinary income recognized by a purchaser who is an employee will be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, director, or 10% shareholder of the Company.

        THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON OPTIONEES AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF OPTIONS AND STOCK PURCHASE RIGHTS UNDER THE 1995 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND REFERENCE SHOULD BE MADE TO THE APPLICABLE PROVISIONS OF THE CODE. IN ADDITION, THIS SUMMARY DOES NOT DISCUSS THE TAX CONSEQUENCES OF THE OPTIONEE'S DEATH OR PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE OPTIONEE MAY RESIDE.

        1995 Plan Benefits. The Company is unable to predict the amount of benefits that will be received by or allocated to any particular participant under the 1995 Plan. The following table sets forth the dollar amount and the number of shares granted under the 1995 Plan during the last fiscal year to (i) each of the Company's Named Executive Officers, (ii) all executive officers as a group, (iii) all non-employee directors as a group and (iv) all employees other than executive officers as a group:

                            STOCK PLAN BENEFITS TABLE

                                                               NUMBER OF             VALUE OF
                                                            SHARES SUBJECT         OPTION SHARES
NAME                                                      TO OPTIONS GRANTED        GRANTED (1)
----                                                      -------------------       -----------
Cyril J. Yansouni                                                      0                     0
Alan S. Lowe                                                   1,000,000            $2,929,211
John T. Kurtzweil                                                310,000            $1,085,312
James Murphy                                                     310,000            $1,085,312
Mark Re                                                          370,000            $1,297,184
Sherry McVicar                                                   120,000            $  412,500
All executive officers as a group (5 persons)                  2,110,000            $6,809,519
All non-employee directors as a group (4 persons)                 16,000            $   58,000
All employees other than executive officers as a group         1,954,120            $6,447,903

(1) The dollar value of option grants under the 1995 Plan was computed by multiplying the number of shares granted times the exercise price of the option. All options granted under the 1995 Plan were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

        The approval of the amendment to the 1995 Plan requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT TO THE 1995 PLAN AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.


                                 PROPOSAL FOUR:

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Board has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the 2001 fiscal year. This nomination is being presented to the stockholders for ratification at the Annual Meeting. Ernst & Young LLP (or its predecessor) has audited the Company's financial statements since the Company's inception. A representative of Ernst & Young LLP is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

        The affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting is required to ratify the Board's selection. If the stockholders reject the nomination, the Board will reconsider its selection.

        THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S AUDITORS FOR FISCAL 2001 AND RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THIS PROPOSAL.


                                  OTHER MATTERS

        The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend. See "INFORMATION CONCERNING SOLICITATION AND VOTING -- Deadline for Receipt of Stockholder Proposals."

                                       THE BOARD OF DIRECTORS

Fremont, California
January 24, 2001

                                   APPENDIX A

                              READ-RITE CORPORATION
                             AUDIT COMMITTEE CHARTER


        Read-Rite Corporations Board of Directors (the "Board") has established an Audit Committee ("Committee") of the Board to assist the Board in fulfilling its responsibilities regarding the integrity and adequacy of the Company's financial information, control systems and reporting practices. This charter governs the Committee and shall be reviewed and reassessed at least annually, and approval by the Board for any significant change made to the charter shall be obtained. The Committee will meet at such times and places as it determines appropriate and no less than four times per fiscal year. Activities and actions of the Committee shall be reported to the Board.

I. Organization & Membership

The Committee shall be appointed by the Board and shall be comprised of at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company and is further defined by Rule 4200(a)(15) of the National Association of Securities Dealers, Inc.'s ("NASD") Rules. All Committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the Committee, and at least one member shall have accounting or related financial management expertise as provided by the NASD Rules. The Committee will then choose one member to chair the Committee and communicate this selection to the Board whenever a change is made.

II. Objective of the Committee

The objective of the Committee shall be to provide assistance to the Board in fulfilling their oversight responsibility to the shareholders, potential shareholders, investment community, employees of the Company and others relying on the Company's financial statements, financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the Board. It is also an objective of the Committee to maintain free and open communication between the Committee and the independent auditors, internal auditors and management of the Company. In performing its objectives, the Committee is empowered by the Board to investigate any matter brought to its attention with the full access to all financial and non-financial books and records, facilities, and personnel of the Company along with the power to retain outside counsel, auditors or other experts for this purpose.

III. Responsibilities and Processes

A. The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements on an annual basis. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

B. The following shall be the principal recurring processes of the Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

1. The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company with the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to shareholders' approval.

2. The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of their staffing and their compensation. Also, the Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

3. The Committee shall review the interim financial statements with management and the independent auditors, who will perform a SAS 71 review, prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

4. The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

                              READ-RITE CORPORATION

                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ALAN S. LOWE, ANDREW C. HOLCOMB and MARK A. SOKOLOWSKI, and each of them, proxies, with full power of substitution, to vote all shares of Common Stock of Read-Rite Corporation, a Delaware corporation, that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Company's facility at 44100 Osgood Road, Fremont, California, on February 20, 2001, at 10:00 a.m., local time, or any adjournment thereof. THE PROXIES WILL VOTE THE SHARES AS SPECIFIED BELOW OR, IF NO SPECIFICATION IS MADE, FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, FOR THE AMENDMENT TO THE COMPANY'S 1995 STOCK PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE, AND FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS. IN EITHER CASE, THE PROXIES WILL VOTE THE SHARES IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

                The directors recommend a FOR vote on each item.

                  (Continued and to be signed on reverse side)

--------------------------------------------------------------------------------

1.  ELECTION OF DIRECTORS:                                                            FOR                WITHHOLD
    (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE,     All nominees            AUTHORITY
    STRIKE A LINE THROUGH THAT NOMINEE'S NAME BELOW.)                           listed (except        to vote for all
                                                                                 as withheld)         nominees listed
    Nominees: Cyril J. Yansouni       William J. Almon                                [ ]                   [ ]
              Matthew J. O'Rourke     Robert M. White
              Michael L. Hackworth    Alan S. Lowe
                                                                                      FOR      AGAINST    ABSTAIN
2.  Proposal to amend the Company's Certificate of Incorporation to increase          [ ]        [ ]        [ ]
    the number of authorized shares of Common Stock by 40,000,000 shares to an aggregate of 200,000,000 shares.

                                                                                      FOR      AGAINST    ABSTAIN
3.  Proposal to approve an amendment to the Company's 1995 Stock Plan to              [ ]        [ ]        [ ]
    increase the number of shares reserved for issuance by 3,000,000 shares.

                                                                                      FOR      AGAINST    ABSTAIN
4.  Proposal to ratify the appointment of Ernst & Young LLP as independent            [ ]        [ ]        [ ]
    auditors for the 2001 fiscal year.

                                                                                      YES                   NO
I plan to attend the meeting:                                                         [ ]                   [ ]

Signature(s)                                           Dated:             , 2001
            -----------------------------------------        -------------

(Signature(s) must be exactly as name(s) appear on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation or other entity, please give your title. When shares are in the names of more than one person, each should sign this proxy.)